EXHIBIT 99.1

Contact:    Jeffery A. Bryson

VP of Administration and Investor Relations

ScanSource, Inc.

864 286-4305

SCANSOURCE ANNOUCES QUARTERLY

REVENUES

GREENVILLE, SC—April 3, 2003—ScanSource, Inc. (Nasdaq:SCSC), a leading value-added distributor of specialty technology products for the reseller market, today announced that revenues for the quarter ended March 31, 2003 were approximately 8% higher than the same quarter last year and at, or slightly below, the low end of the previously announced guidance of $230 million.

“We feel good about year-over-year growth, but are frustrated that the current economic weakness doesn’t allow for better predictability,” said Mike Baur, President and CEO of ScanSource. “We continue to have healthy growth in bar code and point-of-sale, but experienced a slight year-over-year decline in telephony sales, which we believe is a reflection of channel-wide weakness and not a loss of market share.”

ScanSource will announce its final sales and earnings results for the March quarter on or about April 24, 2003, in accordance with its normal practice.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties, including statements related to the Company’s projected sales and earnings per share. Such forward looking statements are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s actual operating results and cause them to vary significantly from those described herein. These statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the company’s annual report on Form 10K and quarterly reports on Form 10Q filed with the Securities Exchange Commission.

About ScanSource

ScanSource, Inc. is a leading distributor of specialty technology products, providing both value-added distribution sales to technology resellers and e-logistics services. The Company has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. The North American distribution segment markets automatic identification data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; business telephone equipment through its Catalyst Telecom sales team; and converged communications products from Intel through its Paracon sales unit. A third segment, ChannelMax, provides e-logistics services.

ScanSource markets products from more than 60 technology manufacturers to over 13,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. The Company has been named one of the nation’s 100 “Hot Growth Companies” by BusinessWeek magazine, and has been included in several nationwide lists of top-performing companies compiled by Fortune, Forbes, and BusinessWeek. ScanSource’s stock is included in the Russell 2000 Index. For more information, contact ScanSource, Inc., at 6 Logue Court, Greenville, SC 29615, or by phone at 864/288-2432. The toll-free sales telephone number is 800/944-2432. Further information is available at the ScanSource web site at www.scansource.com.